Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Ethel Shepard
Corporate Affairs
617-342-6254
ethel_shepard@cabot-corp.com

Cabot Announces New Leadership in Carbon Black and Fumed Metal Oxides Businesses and Financial Management

Boston, MA (July 28, 2003) — Cabot Corporation (NYSE: CBT) announced today the following personnel changes:

William J. Brady, Executive Vice President, has been named General Manager of the Carbon Black business group. Mr. Brady succeeds William P. Noglows, who left to pursue other opportunities. Mr. Brady has led Cabot’s Fumed Metal Oxides business for the last three years. He joined Cabot in 1986 and since then has held various senior management positions in both the U.S. and Japan. Prior to joining Cabot he was a research chemist with Sterling Drug Company. He earned his B.S. in Chemistry from the University of Scranton in Pennsylvania and his MBA from Fairleigh Dickinson University in New Jersey.

Eduardo E. Cordeiro has been appointed Vice President and General Manager of the Fumed Metal Oxides business. Mr. Cordeiro, who previously served as Corporate Controller, has been employed by Cabot for more than five years and has held several positions in the Finance area. He initially held the position of Director, Investor Relations before being named Corporate Controller in 2002. He holds a B.S. and an MBA from Harvard University.

David J. Elliott has been named Corporate Controller. He was formerly Cabot’s Director of Internal Audits and initially joined the Company in 2002. Prior to joining Cabot, Mr. Elliott held senior financial positions with Lyondell Chemical Company and ARCO Chemical Company. He holds a B.S. from Georgetown University in Washington, D.C. and an MBA from the University of Houston.

James (Jim) P. Kelly has been named Director, Internal Audit. Kelly was previously Director of Investor Relations. From 1998 to 2002, he held the position of Finance Director for the Carbon Black business. He holds a B.S. from Georgetown University and an MBA from Harvard University.

Dennis M. Fink has been appointed Treasurer and will also assume the responsibilities of the Investor Relations position. He was formerly Cabot’s North America Finance Director. Prior to coming to Cabot in 2001, he held several senior finance positions at ICI Americas, Inc. Mr. Fink holds an MBA from Michigan State University.

About Cabot Corp.
Cabot Corporation is a global specialty chemicals and materials company and is headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, and capacitor materials. Cabot has approximately 4,500 employees in 45 manufacturing plants located in 23 countries around the world.

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